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                                                                    EXHIBIT 99.3

           IXC and Excel Sign $156 Million Network Services Agreement

     AUSTIN, Texas -- (BUSINESS WIRE) -- April 17, 1998 -- IXC Communications (NASDAQ:IIXC), which recently completed the nation's first new coast-to-coast fiber network in more than a decade, today announced it has signed an amendment to its existing contract with Excel Communications, Inc. (NYSE:ECI) to provide for a 4-year, $156 million agreement (subject to certain conditions) to provide private line and switched network services. Excel will use IXC's state-of-the-art network to augment its existing facilities, allowing the carrier to extend the reach of its own switched and private line network.

     "IXC is pleased that Excel has selected our network and expertise to provide them with superior private line and switched services," said Benjamin Scott, president and CEO of IXC. "IXC's rapidly expanding network is a strong complement to Excel's business goals. Working together with IXC, Excel can offer its customers access to the newest, fastest and most advanced network available."

     "Excel is in the process of expanding its own nationwide, facilities-based network, and choosing a partner with technologically advanced systems and a quality service offering is critical to our success," said Kenny A. Troutt, president, CEO and chairman of Excel. "The agreement with IXC is yet another integral step in executing our network expansion strategy and better positions us to realize the cost savings associated with developing a proprietary network."

About Excel Communications, Inc.

     Dallas-based Excel Communications, Inc. is the fifth largest long distance company in the United States. Utilizing a state-of-the-art, facilities-based network, the Company offers its subscribers residential and commercial long distance services, dial-around services, calling cards and paging services. Excel markets these products nationwide to residential and commercial customers under the Excel and Telco subsidiaries. Excel has more than 3,000 employees who support the corporate, network management, billing, teleservices and marketing functions of the Company. Visit Excel Communications' home page on the World Wide Web at http://www.excel.com.

About IXC Communications

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Having completed the U.S.'s first new coast-to-coast fiber optic network in a decade, IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.com.